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ABC Stores First to Carry KonaRed
Hawaiian Superfruit with Organic
Green Tea

January 9, 2014. KALAHEO, Hawaii — KonaRed Corporation (www.KonaRed.com) (OTCQB: KRED); developers of the powerful Hawaiian Coffee Fruit wellness beverage which is sold in such retailers as Kmart, Wal-mart, 7-Eleven, Longs Drugs, Walgreens, and Whole Foods stores throughout Hawaii and California; announced today that ABC Stores in Hawaii is the first retail chain to make KonaRed Green Tea available to consumers. The announcement was made today by KonaRed CEO, Shaun Roberts.

ABC Stores is a leading retail chain in Hawaii with 59 locations throughout Oahu, Maui, Kauai, and The Big Island. ABC Stores also has 8 locations in both Las Vegas and Guam, as well as two locations in Saipan, a tropical island in the Pacific. ABC Stores carries deli items, groceries, fine wines and spirits, drugs and cosmetics, gifts, souvenirs, and local apparel.

ABC Stores’ executive buyer, Brandon Tashima, stated, “ABC Stores is proud to be the first major chain to have both KonaRed Green Tea and KonaRed Original on its store shelves. We are excited to be able to offer KonaRed products to our customers that shop at the more than 50 ABC Stores throughout Hawaii.”

Made from the prized Hawaiian coffee fruit and enhanced with the wellness attributes of organic green tea, KonaRed Green Tea is now available in 10.5oz plastic bottles and is a low-calorie (30 calories per serving), low sugar (6g per serving) wellness beverage.

About KonaRed Corporation

KonaRed Corporation is in the business of bringing the health and wellness attributes of Hawaiian Coffee fruit to the masses. KonaRed Corporation has developed an innovative, state of the art, proprietary process that produces extracts and powdered Hawaiian Coffee Fruit. The company is headquartered in Kalaheo, Hawaii. Learn more about the science behind coffee fruit and follow the healthy, Hawaiian active lifestyle by visitingwww.konared.com. For additional information about the company and Investor Relations, please email invest@konared.com.

Notice Regarding Forward-Looking Statements This news release contains “forward-looking statements.” Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward- looking statements include, among other things, references to KonaRed’s endeavor being beneficial to consumers and shareholders alike. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements, except as required by applicable law, including the securities laws of the United States. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board, Shaun Roberts, President and CEO KonaRed Corporation

Contact Information

Contact: KonaRed Corporation Investor Relations
Email: invest@konared.com
Website:  www.konared.com